EXHIBIT 21


LIST OF SUBSIDIARIES

     The following is a list of certain subsidiaries of the registrant and their respective states of incorporation (100% owned unless otherwise indicated):

Algonquin Gas Transmission Company (Delaware)
Crescent Resources, Inc. (South Carolina)
Duke Capital Corporation (Delaware)
Duke Energy Field Services, Inc. (Colorado)
Duke Energy Natural Gas Corporation (Delaware)
Duke Energy Trading and Marketing, L.L.C. (Delaware) (60% owned)
Duke Engineering and Services, Inc. (North Carolina)
Nantahala Power and Light Company (North Carolina)
PanEnergy Corp (Delaware)
Panhandle Eastern Pipe Line Company (Delaware)
Texas Eastern Transmission Corporation (Delaware)
Trunkline Gas Company (Delaware)

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